EXHIBIT 16

August 28, 2006

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K (dated August 29, 2006), of eVision International, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely, Ehrhardt Keefe Steiner & Hottman PC

Copy to eVision International, Inc.